Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to incorporation by reference in the Registration Statement on Form S-4 of Whitestone REIT and Whitestone REIT Operating Partnership, L.P. ("the Registration Statement") of our report dated February 29, 2012 with respect to the consolidated financial statements of Whitestone REIT included in the annual report on Form 10-K for the year ended December 31, 2011. Additionally, we consent to the use in the Registration Statement of our report dated March 29, 2012 with respect to the consolidated balance sheets of Whitestone REIT Operating Partnership, L.P. as of December 31, 2011 and 2010 and the related consolidated statements of operations and comprehensive income (loss), changes in partners' capital, and cash flows for each of the years in the three year period ending December 31, 2011 included herein.
We also consent to the use in the Registration Statement of the following:

•
Our report dated November 21, 2011 with respect to the Historical Summaries of Gross Income and Direct Operating Expenses for Terravita marketplace and Gilbert Tuscany Village for the year ended December 31, 2010

•	Our report dated March 7, 2012 with respect to the Statement of Revenues and Certain Operating Expenses of the Pinnacle of Scottsdale for the year ended December 31, 2010

•	Our report dated April 27, 2012 with respect to the Statement of Revenues and Certain Operating Expenses of the Shops at Starwood for the period January 1, 2011 through December 27, 2011.
We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.
Houston, Texas
April 27, 2012